For Immediate Release

Contact:                 Willing L. Biddle, President & COO
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Announces The Appointment of
Kevin J. Bannon to fill a Newly Created Directorship

Greenwich, Connecticut September 9, 2008.  Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that at its regular quarterly meeting of the Board of Directors the directors voted to increase the size of the Board from nine to ten members and to appoint Kevin J. Bannon to fill the newly created directorship.  Mr. Bannon, 56, was appointed to serve among the Company’s Class III directors until the next annual meeting of shareholders.  Chairman Charles J. Urstadt commented that “the decision to increase the size of the Company’s Board was motivated by a desire to attract a director with unique skills and insight to help the Company respond to today’s challenging economic times without losing any of the experienced sitting directors.”  He added that “we likely could not have identified a stronger candidate than Kevin Bannon.  His experience as Executive Vice President and Chief Investment Officer from 1993 to 2007 for The Bank of New York will make him a valuable addition to the Board in today’s changing economic and credit environment.”  Mr. Bannon graduated from the Wharton School of the University of Pennsylvania and earned a Master of Business Administration degree from Stern School of New York University.  Mr. Bannon has over 30 years of experience in economic and investment matters and today serves as Managing Director and Chairman of the Asset Allocation Committee for Highmount Capital LLC.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interests in 44 properties containing approximately 3.9 million square feet of space and has paid 154 consecutive quarters of uninterrupted dividends to its shareholders since its inception in 1969.